UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2023 (March 23, 2023)

TERAWULF INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41163	87-1909475
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Federal Street

Easton, Maryland 21601

(Address of principal executive offices) (Zip Code)

(410) 770-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	WULF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On March 23, 2023, TeraWulf (Thales) LLC (“TeraWulf Member”) entered into a second amended and restated limited liability company agreement (the “Second A&R Talen Joint Venture Agreement”) with Cumulus Coin LLC (“Cumulus Member” and, together with TeraWulf Member, each a “Member” and collectively the “Members”), an affiliate of Talen Energy Corporation, pursuant to which the parties agreed to modify their existing arrangement regarding the operation of Nautilus Cryptomine LLC (“Nautilus”) and the Nautilus Cryptomine facility effective February 1, 2023.

Under the Second A&R Talen Joint Venture Agreement, TeraWulf Member will hold a 25% equity interest in Nautilus and Cumulus Member will hold a 75% equity interest in Nautilus, each subject to adjustment based on relative capital contributions. Bitcoin distributions will be made every two weeks in accordance with each Member’s respective hash rate contributions after deducting each Member’s share of power and operational costs and cash reserves, as established by the board of managers, to fund, among other things, one month of estimated power costs and two months of budgeted expenditures.

Under the Second A&R Talen Joint Venture Agreement, each Member will be entitled to make contributions to Nautilus of certain miners up to a maximum determined in accordance with each Member’s ownership percentage, by delivering or causing to be delivered and installed or deemed installed on behalf of Nautilus at the Nautilus Cryptomine facility or at Nautilus’ storage facility, such miners. Pursuant to the Second A&R Talen Joint Venture Agreement, certain MinerVa miners that TeraWulf Member contributed to Nautilus will be removed and provided to TeraWulf Member, which TeraWulf Member has the right to replace in its discretion. Likewise, Cumulus Member may elect to remove certain MinerVa miners that Cumulus Member contributed to Nautilus, which Cumulus Member has the right to replace in its discretion.

Nautilus will be governed by a board of managers comprised of one manager appointed by TeraWulf Member and four managers appointed by Cumulus Member. Under the Second A&R Talen Joint Venture Agreement, the board of managers generally acts upon a majority vote at a duly called meeting at which the manager appointed by TeraWulf Member is present, except that, for certain specified matters (“Special Consent Matters”), the board of managers acts upon a unanimous vote, subject to deadlock procedures. Any Member owning less than 20% of Nautilus has no right to vote on Special Consent Matters. Generally, neither TeraWulf Member nor Cumulus Member may directly transfer any of its interests in Nautilus to any third parties without the majority consent of the board of managers, except that TeraWulf Member is entitled to transfer its interests in Nautilus if certain conditions are met.

Pursuant to the terms of the Second A&R Talen Joint Venture Agreement, the Nautilus Cryptomine facility will initially require 200 MW of electric capacity, and the Cumulus Member may elect to expand the energy requirement by up to 100 MW, funded solely by the Cumulus Member, prior to May 13, 2024, for a total capacity of 300 MW. Upon such election, Nautilus will call additional capital for expansion and enter into an additional energy supply agreement with Cumulus Member or its affiliate for the additional capacity, subject to any regulatory approvals and third-party consents.

As previously disclosed, on August 26, 2022, Nautilus and Beowulf Electricity & Data Inc. (“Beowulf E&D”), an affiliate of TeraWulf Member, entered into an amended and restated facility operations agreement with an early termination right for Nautilus, pursuant to which Beowulf E&D provides, or arranges for the provision to Nautilus of, certain infrastructure, construction, operations and maintenance and administrative services necessary to build out and operate the Nautilus Cryptomine facility and support Nautilus’s ongoing business at the Nautilus Cryptomine facility. Nautilus terminated the amended and restated facility operations agreement effective December 26, 2022. On December 26, 2022, Nautilus and Talen Energy Supply LLC entered into a replacement facility operations agreement pursuant to which Talen Energy Supply LLC provides, or arranges for the provision to Nautilus of, certain infrastructure, construction, operations and maintenance and administrative services necessary to build out and operate the Nautilus Cryptomine facility and support Nautilus’s ongoing business at the Nautilus Cryptomine facility. Also on December 26, 2022, Beowulf E&D and Nautilus entered into a transition services agreement to facilitate the prompt transition of the services provided by Beowulf E&D to Nautilus under the amended and restated facility operations agreement to Talen Energy Supply LLC. Pursuant to the transition services agreement, Beowulf E&D shall provide such transition services to Nautilus until June 30, 2023 in exchange for payment by Nautilus of $339,200 and reimbursement of out of pocket expenses.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
1.1†	2nd Amended and Restated LLC Agreement of Nautilus Cryptomine LLC. †
104.1	Cover Page Interactive Data File (embedded within the inline XBRL document).
†

Certain portions of this exhibit have been redacted pursuant to Item 601(b)(2)(ii) and Item 601(b)(10)(iv) of Regulation S-K, as applicable. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TERAWULF INC.

By:	/s/ Patrick A. Fleury
Name:	Patrick A. Fleury
Title:	Chief Financial Officer

Dated: March 24, 2023